Exhibit 10.37
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), is dated as of March 30, 2004, between ARX HOLDING CORP., a Delaware corporation (the "Company"), and JOHN F. AUER (the "Executive").

RECITALS:

WHEREAS, the Company was organized under the laws of Delaware on June 5, 1997 and was newly formed for the purpose of being a holding company to own the stock of American Strategic Insurance Corp., a Florida corporation ("ASIC'') and numerous ASIC affiliates (collectively the "ASI Companies");

WHEREAS, pursuant to the Share Purchase Agreement dated as of December 4, 2003 (the "Securities Purchase Agreement"), among Arch Re, as the seller of shares of the Company's stock, and X.L. Reinsurance Company, Ltd. ("XL'') and ARX Executive Holdings, LLLP, a Florida limited liability limited partnership (the "LLLP'') as the buyers of such shares, Arch re has agreed to sell the thirty five percent (35%) equity interest it owns in the Company to XL (14%) and to the LLLP (21%) (collectively the "ARX Sale Transaction");

WHEREAS, there exists an Employment Agreement dated August 4, 1997 between ASIC, as Employer, and Executive, as Employee (the "Prior Employment Agreement") which, by executing this Agreement, the parties hereto desire to supersede, replace and terminate;

WHEREAS, the parties recognize that the future growth, profitability and success of the Company's business will be substantially dependent on the employment of Executive by the Company; and

WHEREAS, the Company desires to employ Executive, and Executive has indicated his willingness to provide his services to the Company, all on the terms and conditions set forth herein;

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

SECTION 1. Employment; Duties and Responsibilities. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. During the Term (as defined below) of this Agreement, Executive shall serve as President of the Company and shall have such duties and responsibilities as are specified by the Board of Directors of the Company (the "Board") from time to time and as are consistent with his position. Executive agrees to devote his full time and efforts to promote the interests of the Company.

SECTION 2. Term. Subject to the provisions and conditions of this Agreement, Executive's employment hereunder shall commence on the date hereof and shall continue during the period ending on the fifth (5th) anniversary of the date hereof (the "Initial Term"). Following the Initial Term, Executive's employment shall continue for a yearly term from year to year, unless terminated by the Company or by Executive at least 30 days prior to the end of the fifth (5th) anniversary of the date hereof, or the current year anniversary, as the case may be (the Initial Term, as extended herein, if applicable, will be referred to herein as the "Term").

SECTION 3. Compensation. As compensation and consideration for the performance by Executive of his obligations hereunder, Executive shall be entitled, during the Term, to the following:

(a)    Salary. The Company shall pay to Executive a base salary (the "Salary") in the amount of not less than $250,000 per annum, which may be increased from time to time upon the approval of the Company's Board. The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time and shall be subject to such withholding and other routine employee deductions as may be required from time to time.

(b)    Bonus. Executive shall be eligible to receive a discretionary annual cash bonus (the "Bonus") based on the performance of the Company. The amount of the Bonus, if any, with respect to any such annual period shall be determined by the Board (or the Compensation Committee thereof, if then constituted) in its sole discretion.

(a)Benefits. Executive shall be eligible to participate in such employee benefit plans and programs for the benefit of the employees and officers of the Company, as may be maintained from time to time during the Term, in each case to the extent and in the manner available to other senior executives of the Company and subject to the terms and provisions of such plan or program.

(b)Vacation. Executive shall be entitled to reasonable paid vacation periods, not to exceed twenty days for each full year during the terms of this Agreement, to be taken at his discretion, in a manner consistent with his obligations to the Company under this Agreement. Executive shall also be entitled to the same number of holidays, sick days and other benefits as are generally allowed to other senior executives of the Company in accordance with the Company's policy in effect from time to time.

SECTION 4. Exclusivity. Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. Executive agrees that he will devote his entire working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. Executive also agrees that during the Term he will not engage in any other business activities, including, without limitation, any business activities that are competitive with the business activities of the Company or any of its divisions, subsidiaries or affiliates, whether or not any such activity shall be engaged in for pecuniary profit, except that Executive may participate in the activities of professional trade organizations related to the business of the Company.

SECTION 5. Reimbursement for Expenses. Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items in accordance with the Company's expense reimbursement policy, as the same may be modified by the Board from time to time. The Company shall reimburse Executive for all such proper expenses upon presentation by Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

SECTION 6. Termination.

(a)Death. This Agreement shall automatically terminate upon the death of Executive and upon such event, Executive's estate shall be entitled to receive the amounts specified in Section 6 (d) (i) below.

(b)Disability. In the event that Executive shall suffer from an illness, incapacity, or physical or mental disability which shall have prevented him from satisfactorily performing his obligations hereunder for a period of at least 180 consecutive days during the Term of this Agreement, this Agreement (other than Sections 6(d) and 7 hereof), including, but not limited to, the Company's obligations to pay any Salary or to provide any privileges under this Agreement, shall terminate, such termination to be effective upon receipt of notice in accordance with Section 15 hereof.

(c)Cause and Good Reason. The Company may terminate this Agreement (other than Sections 6(d) and 7 hereof) at any time, with or without "Cause" (as defined below), and the Executive may terminate this Agreement (other than Sections 6(d) and 7 hereof) for "Good Reason" (as defined below). If Executive's employment is terminated pursuant to this Section 6(c), Executive shall be entitled to receive the amounts specified in Section 6 (d) (i) below. Termination of Executive's employment hereunder shall be effective upon delivery of such notice of termination in accordance with Section 15 hereof.

For purposes of this Agreement, "Cause" shall mean: (i) Executive's refusal (except where due to an illness or injury, or a disability contemplated by subsection (b) hereof), to perform his duties hereunder, which refusal is continued, repeated, and unexcused, and where the Executive shall not have begun to perform his duties within 5 days of receipt by Executive of written notice from the Company of such refusal, (ii) the Executive's repeated willful or intentional refusal to follow the lawful instructions, orders or directives of the Board (or any committee constituted thereunder) with respect to his duties and responsibilities hereunder, and where the Executive shall not have begun following such lawful instructions, orders or directives of the Board (or any committee constituted thereunder) within 5 days of receipt by Executive of written notice from the Board (or any committee constituted thereunder) of such refusal, (iii) except as required by law, any willful or intentional act of Executive that has the effect of materially and adversely injuring the reputation or business of the Company or any of its divisions, subsidiaries or affiliates monetarily or otherwise; (iv) any continued or repeated absence from the Company, unless such absence is (A) approved or excused by the Board or (B) is the result of Executive's illness, injury, disability or incapacity (in which event the provisions of Section 6 (b) hereof shall control); (v) Executive's continued repeated drunkenness while rendering services on behalf of the Company, where the Executive shall not have taken corrective action within 15 days of receipt by Executive of written notice from the Company of such drunkenness; (vi) conviction of Executive beyond all appeal periods for, or the entry of a guilty plea (including nolo contendere or its equivalent) by the Executive with respect to, the commission of a felony; (vii) the commission by Executive of an act of fraud or embezzlement against the Company or any of its divisions, subsidiaries or affiliates; or (viii) any continued material breach of this Agreement by the Executive that causes harm to the Company, where the Executive shall not have stopped such breach within 10 days of receipt by Executive of written notice from the Company of such breach.

If the Executive resigns for "Good Reason," as defined hereinafter, that resignation will be regarded as the equivalent of a Company termination without Cause. For purposes of this Agreement, "Good Reason" shall mean: (i) demotion of the Executive; or (ii) a material breach of this Agreement by the Company, including but not limited to the .Company's failure to pay compensation or provide benefits due the Executive under this Agreement, which is not cured within 15 days of receipt by the Company of a written notice identifying the breach. In addition, if the Company terminates the Executive without Cause, or if he is terminated for Cause and there is subsequently a final judicial determination that this termination was without Cause, and the Company fails to pay him such Compensation as is required by Section 6(d)(ii), then the Executive, at his option, may either choose to assert his right to Compensation under Section 6(d)(ii) or engage in competition otherwise prohibited by Section 7(a). If he engages in competition otherwise prohibited by Section 7(a) he shall be deemed to have waived his right to Compensation for such period of time that he is engaging in competition.

(d)Effect of Termination - Payments.

(i)In the event that Executive's employment hereunder terminates for any reason, the Company shall pay to Executive (or to his beneficiary in the event of his death) all accrued but unpaid Salary, and all unreimbursed expenses, through the date of termination.

(ii)In the event that the Company terminates Executive's employment hereunder without Cause pursuant to Section 6(c), or if the Executive resigns for Good Reason as provided by Section 6(c), in addition to the amounts set forth in Section 6 (d)(i), the Company shall continue to pay Executive, until the termination of the Restricted Period (as defined in Section 7 (a)), the Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination periodically, in accordance with the Company's prevailing payroll practices, together with the average amount of any Bonus the Executive has received, over the last two (2) years preceding the year of such termination (collectively the "Compensation"); provided, that in the event that the Company gives the Executive a written notice waiving and releasing its rights under Section 7(a) of this Agreement (the "Waiver Notice"), the Executive shall not be entitled to receive Compensation after such Waiver Notice. In the event that the Company terminates the Executive for Cause, and there is a final judicial determination that there was not Cause for such termination as defined above in Section 6(c), then the Executive shall be entitled to receive the Compensation for such periods of time within the Restricted Period that he is not engaging in competition prohibited by Section 7, unless or until the Company gives the Executive a Waiver Notice.

(iii)In the event Executive accepts other employment or engages in his own business prior to the last date of the period referenced in Section 6 (d)(ii), Executive shall forthwith notify the Company, and the Company shall be entitled to set off from amounts due Executive under Section 6 (d)(ii), fifty percent (50%) of the amounts paid to Executive in respect of such other employment or business activity.

(iv)In no event shall a liquidation, dissolution or winding up of the Company create an obligation on the part of the Company hereunder to pay to Executive any amount in addition to amounts set forth in Section 6 (d)(i).

(v)Upon any termination of this Agreement, all of the rights, privileges and duties of Executive hereunder shall cease, except for his rights under this Section 6(d) and his obligations under Section 7 hereunder.

(vi)In the event that the Company terminates Executive's employment hereunder without Cause pursuant to Section 6(c), or if Executive resigns for Good Reason pursuant to Section 6(c), Executive shall have a duty to mitigate with respect to the payments described in Section 6 (d)(ii) by actively seeking comparable employment.

(vii)The Company shall have no obligation to pay the Executive Compensation during any period of time that the Executive is acting in breach of Section 7 of this Agreement; however, in the event that the Company seeks and obtains an injunction against the Executive for an extended Restricted Period, as provided by Section 7(e) of this Agreement, then the Employee shall be entitled to receive Compensation during that Extended Period unless his employment was appropriately terminated for Cause.

SECTION 7. Non-Competition and Secrecy.

(a)No Competing Activities. Executive acknowledges that the agreements and covenants contained in this Section 7 are essential to protect the value of the Company's business and assets and by his current employment with the Company and its subsidiaries, Executive has obtained and will obtain such knowledge, contacts, know-how, training, experience and information relating to the Company's business operations and there is a substantial probability that such knowledge, know-how, contacts, training, experience and information could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment. Therefore, Executive agrees that, subject to the last sentence of this Section 7(a), for the period commencing on the date of this Agreement and ending on the second anniversary of the termination of Executive's employment hereunder (such period is hereinafter referred to as the "Restricted Period"), Executive shall not, in any state in the United States of America in which the Company or any of its subsidiaries underwrites or issues policies or otherwise engages in business, (A) participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business activities that compete with the businesses conducted or proposed to be conducted by the Company or any subsidiary, division or affiliate thereof at the time of such termination; or (B) directly or indirectly interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company or any of its subsidiaries, divisions or affiliates and any customer, client, agent, distributor, consultant, independent contractor or employee of the Company or any of its subsidiaries, divisions or affiliates.

(b)Nondisclosure of Confidential Information. Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Term or at any time thereafter, any information not in the public domain or generally known in the industry, in any form, acquired by Executive while employed by the Company or, if acquired following the Term, such information which, to Executive's knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its subsidiaries or affiliates, relating to the Company, its subsidiaries or affiliates, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer arid industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any subsidiaries or affiliates thereof. Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Board, any document or other object containing or reflecting any such confidential information.

Executive agrees and acknowledges that all of such information, whether developed by him or someone else in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of his employment with the Company, Executive shall return to the Company the originals and all copies of any such information provided to or acquired by Executive in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by Executive during the course of his employment.

(c)Severability. Executive acknowledges and agrees that the covenants set forth in this Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court or competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(d)Injunctive Relief. Without intending to limit the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in this Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of this Section 7 hereof, restraining Executive from engaging in activities prohibited by this Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in this Section 7 hereof.

(e)Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 7(d) hereof, the Restricted Period shall be extended by any and all periods during which Executive shall be found by a court to have been in violation of the covenants contained in this Section 7 hereof.

(f)Further Cooperation. Executive agrees that, at any time and from time to time during and after the Term, he will execute any and all documents which the Company may deem reasonably necessary or appropriate to effectuate the provisions of this Section 7.

SECTION 8. Successors and Assigns; Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, Executive's heirs and the personal representative of Executive's estate; provided, however, and except as provided with respect to the repurchase options in sections 11 and 12 below, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to any of its subsidiaries or affiliates or to any entity which succeeds to the business or assets of the Company, but in such event such assignee shall expressly assume all obligations of the Company hereunder. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

SECTION 9. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

SECTION 10. Co-Brokerage Agreement Payments. As indicated in the Recitals, and as a part of the ARX Sale Transaction, the LLLP has: (i) purchased twenty-one percent (21%) of the outstanding equity stock of the Company (the "Company Stock"); (ii) obtained a loan from United Bank and Trust in St. Petersburg, Florida in the amount of $4,554,000.00 (the "Loan"), the proceeds of which will be used almost entirely by the LLLP to fund its acquisition of such stock of the Company; and (iii) caused ASIC, ASI Lloyds, the LLLP and Willis Re, Inc. (''Willis'') to enter into a Co Brokerage Agreement on or about the date hereof, wherein, among other things, Willis agrees to make certain co-brokerage payments to the LLLP as more specifically described therein (the "Co-Brokerage Agreement") . The payments received by the LLLP from Willis under the Willis Agreement will be used by the LLLP to repay the indebtedness evidenced by the Loan.

SECTION 11. Termination for Cause and Voluntary Termination - Repurchase Option. The parties hereto acknowledge and agree that, should the Company terminate Executive for Cause, as defined in this Agreement, or should the Executive voluntarily terminate his employment for any reason, the Company shall have the right for a period of one hundred twenty (120) days following the date of such termination, but not the obligation, to elect to repurchase from the LLLP the number of shares of the Company's stock purchased by the LLLP in the ARX Sale Transaction equal to: eighty percent (80%) of the total number of shares purchased by the LLLP, multiplied by a fraction, the numerator of which is the unamortized principal amount of the Loan, and the denominator of which is the total original principal amount of the Loan (the ''For Cause Repurchase Option"). In the event the Company exercises the For Cause Repurchase Option, the purchase price per share shall be equal to the sum of: (a) $2,200.00 per share, plus (ii) the interest paid on $2,200.00 of Loan principal from the date the Loan was made, until the day of closing of the repurchase. The Company is free to assign the For Cause Repurchase Option to any of its shareholders, or other individuals or entities, if and when it becomes exercisable. Upon the valid exercise of the For Cause Repurchase Option, the closing thereunder must occur within ninety (90) days thereafter, unless delayed by regulatory approval, in which case the closing must occur within one hundred eighty (180) days thereafter.

SECTION 12. Termination Without Cause - Repurchase Option. The parties hereto acknowledge and agree that should the Company terminate Executive without Cause, as defined in this Agreement, the Company shall have the right for a period of sixty (60) days following the date of such termination, but not the obligation, to elect to repurchase from the LLLP the number of shares of the Company's stock purchased by the LLLP in the ARX Sale Transaction equal to: eighty percent (80%) of the total number of shares purchased by the LLLP, multiplied by a fraction, the numerator of which is the unamortized principal amount of the Loan, and the denominator of which is the total original principal amount of the Loan (the ''Without Cause Repurchase Option").

In the event the Company exercises the Without Cause Repurchase Option, the purchase price per share shall be the "Fair Market Value" of the shares as of the time of termination of employment, as agreed to in writing by the parties. In the event the parties cannot agree on the Fair Market Value of the shares, the parties shall each submit their respective determinations of the Fair Market Value to a third party appraiser mutually agreeable to the parties within twenty days of such date. Such appraiser shall choose, pursuant to a written notice to the parties (the "Appraiser Notice") which of the two estimations of Fair Market Value the appraiser determines is correct. The determination of such appraiser shall be binding on the parties. The parties shall equally share the cost of the appraiser. The appraiser appointed pursuant to this section shall be a nationally recognized accounting firm qualified in determining the value of shares purchased in similar investments, and shall not be an affiliate of any of the parties. In the event the parties cannot agree on the appointment of an appraiser, the parties shall each select an appraiser, both of whom shall be nationally recognized accounting firms qualified in determining the value of shares purchased in similar investments, and neither appraiser shall be an affiliate of any of the parties. The two appraisers chosen shall mutually agree upon a third appraiser, which shall also be a nationally recognized accounting firm qualified in determining the value of shares purchased in similar investments and shall not be an affiliate of any of the parties. The third appraiser shall choose which of the two estimations of Fair Market Value shall govern, within fifteen (15) days of the date of its selection, which choice shall be binding .on all parties and appraisers. The Company is free to assign its Without Cause Repurchase Option to any of its shareholders, or other individuals or entities, if and when it becomes exercisable. Upon the valid exercise of the Without Cause Repurchase. Option, the closing thereunder must occur within ninety (90) days thereafter, unless delayed by regulatory approval, in which case the closing must occur within one hundred eighty (180) days thereafter.

SECTION 13. Replacement Agreement. This Agreement supersedes and replaces in its entirety the Prior Employment Agreement, as defined in the Recitals.

SECTION 14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. THE VENUE FOR ANY LEGAL ACTION HEREUNDER SHALL BE EITHER IN THE CIRCUIT COURT OF PINELLAS COUNTY, FLORIDA, OR IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA.

SECTION 15. Notices. Any notice required or provided for in this Agreement to be given to any party shall be mailed by certified mail, return receipt requested, and postage prepaid, or hand delivered, or provided via facsimile, to the party at the following addresses:

If to Company:

If to Executive:	John F. Auer
President
American Strategic Insurance Corp.
1325 Snell Isle Boulevard #211
St. Petersburg, Florida 33704
Facsimile: (727) 822-8765

Such notice shall be effective upon receipt by such other party of such notice. Any such addresses for notice may be changed by the applicable party to this Agreement as to such party by providing the other party with notice of any such address change in the same manner provided above, which shall be effective upon the receipt of such written notice by the other party.

SECTION 16. No Drafter. This Agreement shall be construed without regard to whether it was prepared by any party hereto.

SECTION 17. Additional Documents. The parties hereto agree that they will from time to time execute and delivery any and all additional and supplemental instruments, and do such other acts and things and may be necessary or desirable to effect the purposes of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 18. Attorneys' Fees. Except as provided in Section 12, in the event any action or proceeding is brought by either party against the other under this Agreement, the prevailing party shall be entitled to receive reasonable attorneys' fees and costs from the non-prevailing party. Attorneys' fees and costs for appellate proceedings shall likewise be governed by this paragraph.

SECTION 19. Invalidity. If any provision contained in this Agreement is held invalid, in whole or in part, such invalidity shall not affect any other provision of this Agreement, and the remainder of this Agreement shall be in force to the full extent provided by applicable law.

SECTION 20. Time. Time is of the essence in all dealings of the parties pursuant to this Agreement.

SECTION 21. Waiver or Breach. No waiver or breach by the parties hereto of any provision of this Agreement shall be construed or operate as a waiver of any subsequent breach by either party.

SECTION 22. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

SECTION 23. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

SECTION 24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

ARX HOLDING CORP.

By:    /s/ Marc Fasteau
Name: Marc Fasteau
Title: Chairman of the Board

(CORPORATE SEAL)

EXECUTIVE:

/s/ John F. Auer
CONSENT AND JOINDER

The undersigned hereby acknowledges and agrees to the provisions of Sections 11 and 12 of the Employment Agreement to which this Consent and Joinder is attached.

Dated:    March 30, 2004
ARX EXECUTIVE HOLDINGS,
LLLP, a Florida limited liability
limited partnership, by its General Partner